Exhibit 10.17

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement ("Agreement") is made as of February 27, 2008 (“Effective Date”), by and between ASSOCIATED THIRD PARTY ADMINISTRATORS, a California corporation ("ATPA") and, BENEFITS TECHNOLOGIES, LLC, a Delaware limited liability company,("Company").

WHEREAS Company, contemporaneously with the execution of this Agreement, is acquiring certain assets of ATPA and certain other companies pursuant to the terms of the Asset Contribution and Combination Agreement by and among the Company, Information Concepts, Inc. (“ICI”), Trust Benefits Online, LLC, ATPA, Scott Vandeursen, Ronald D. Jensen and Bruce L. Biller dated January 31, 2008 (the "Contribution Agreement"), and as a condition of ATPA's consummation of the transactions contemplated by the Contribution Agreement, ATPA has required that this Agreement be executed and that Company engage ATPA to provide certain administrative, personnel, financial and other services to the Company, subject to and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending legally to be bound, agree as follows:

1. ENGAGEMENT OF ATPA. The Company hereby engages ATPA to provide certain services as specifically set forth herein with respect to the business of the Company, and ATPA hereby accepts that engagement, on the terms and conditions set forth in this Agreement.

2. SERVICES TO BE PROVIDED BY ATPA. ATPA shall provide, or cause to be provided, the following services to the Company throughout the Term (as defined herein):

(a) Administrative and General Services. ATPA shall provide or cause to be provided to the Company, if, when and to the extent required by the Company, the administrative, general, accounting and financial, and human resources services described in Schedule A (the " Services").

(b) Other Services. ATPA shall provide or cause to be provided to the Company, if, when and to the extent required by the Company, such other services or as the parties shall agree by amendment to Schedule A.

(c) Level of Effort. ATPA shall perform the Services using its reasonable commercial efforts but using no less care, skill and prudence customarily exercised by it in respect of its own business, operations and affairs. However, the Company acknowledges that the Services shall be provided only with respect to the business of the Company as that business exists or is reasonably foreseeable as of the Effective Date or as otherwise mutually agreed by the parties. ATPA will not be obligated to provide the Services for the benefit of any entities other than the Company.

(d) Information. The Company shall provide any information reasonably needed by ATPA to perform the Services. If the failure to provide any information renders the performance of any requested Service impossible or unreasonably difficult, ATPA, may, upon reasonable notice to the Company, refuse to provide the Service until the required information is provided to it.

(e) Selection of Personnel. ATPA shall be entitled to select the persons to perform the Services, provided, however, that the Company may have ATPA replace persons who (i) willfully or negligently fail to perform their duties; (ii) commit any dishonest or fraudulent act in the course of providing the Services; or (iii) are accused of committing a felony, whether or not in the course of providing the Services.

(f) Compliance with Laws. The Company and ATPA each shall comply with all laws, rules and regulation, whether federal, state or local, which are applicable to its respective business and activities.

(g) Non-Exclusive Services. ATPA is not required to perform the Services exclusively for the Company, and ATPA shall have the right to provide similar services for any other person or entity. The Company acknowledges that ATPA will continue to provide the Services in support of its own operations.

3. CONSIDERATION FOR SERVICES.

(a) ATPA Fee. In exchange for ATPA’s performance of the Services, the Company shall pay a fee to ATPA on a monthly basis (the "ATPA Fee") equal to $50.00 per hour for each hour of service provided by ATPA plus any direct costs paid to outside vendors required to provide those services. The direct costs passed on to the Company will not be adjusted or marked up in any way.

(b) Invoices. ATPA shall submit to the Company, by the fifteenth (15th) day of each month, an invoice for the ATPA Fee. All invoices shall describe in reasonable detail (i) the Services provided during the preceding month and the ATPA Fee associated therewith, and (ii) any prior month adjustments. The Company shall pay the ATPA Fee to ATPA within thirty (30) days after receiving each invoice. A payment made more than thirty (30) days after the invoice is rendered shall bear interest at the rate of one percent (1%) per month until paid. Notwithstanding any other provision of this Section, provided that the Company has timely paid to ATPA all amounts due to ATPA hereunder, ATPA shall timely make any and all payments to third parties necessary to ensure the continuation of the Services.

(c) Method of Payment. Payments made pursuant to this Agreement shall be made in U.S. dollars by Company check or wire transfer of immediately available funds to an account or accounts specified by ATPA. Whenever any payment hereunder is required or requested on a day other than a business day (Monday through Friday except for bank holidays), the payment shall be made on the next succeeding business day, and any extension of time shall be included in the calculation of the payment of interest.

(d) Disputes. In the event of a good faith dispute as to an amount alleged by ATPA to be due and owing to it, the Company shall promptly pay all undisputed amounts, but shall be entitled to withhold amounts in dispute. The Company shall promptly notify ATPA if the Company disputes any involved amounts. Each party will provide the other sufficient records and information to resolve any dispute and, without limiting the rights and remedies of the parties hereunder, will attempt to negotiate in good faith a resolution thereto.

4. TERM. This Agreement shall commence upon the Effective Date and shall continue for a period of three (3) years thereafter ("Initial Term"). The Initial Term (and each renewal term thereafter) shall automatically renew for an additional one (1) year period unless either party shall give the other notice of its intention to terminate the Agreement at least thirty (30) days prior to the end of the Initial Term or any renewal term (the Initial Term, as so extended, the "Term"). Additionally, either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, and the parties may terminate the Agreement mutually in writing at any time.

5. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other party that: (i) it is organized, validly existing, and in good standing under the laws of the state of its organization and has all requisite power to enter into this Agreement and to carry out the transactions contemplated hereby; (ii) this Agreement has been duly executed and delivered by it and is the legal, valid and binding agreement of such party, enforceable against it in accordance with its terms; (iii) the execution, delivery and performance of this Agreement by the party, and the consummation of the transactions contemplated hereby, do not and will not conflict with any provision of any law or regulation to which the party is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the organizational documents of the party or any agreement or instrument to which it is a party or by which it is bound, or any order or decree applicable to it, or result in the creation or imposition of any lien on the assets of the party; and (iv) no consent, authorization, approval or order of, or filing with, any court or governmental body, agency or authority is necessary in connection with the transactions contemplated hereby, except those which have been obtained or made on or prior to the date hereof.

6. LIMITATION ON LIABILITY; INDEMNIFICATION. Neither party shall have any liability under this Agreement (including any liability for its own negligence) for damages, losses or expenses suffered by the other party as a result of the performance or non-performance of such party’s obligations hereunder, unless the damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of the party or a breach by the party of any of the express provisions hereof. In no event shall either party have any liability to the other party for indirect, incidental, consequential or punitive damages that such other party or its subsidiaries or any third-party may incur or experience on account of the performance or non-performance of the party’s obligations hereunder. Notwithstanding the foregoing, each party shall use its commercially reasonable efforts to timely cure any defect in or failure of performance (whether as a result of negligence or otherwise) and to otherwise correct or improve the level of performance in order to render the Services in the manner required by this Agreement.

Subject to the limitations on liability set forth above, each party shall indemnify, defend and hold harmless the other party and its directors, officers, employees, agents and representatives from and against all claims, liabilities, damages, losses and expenses (including reasonable attorneys fees and expenses) caused by or arising out of (i) any breach of the indemnifying party’s representations or warranties under the Agreement; and (ii) any failure on the part of the indemnifying party to perform or comply with its obligations under this Agreement.

7. CONFIDENTIALITY.

(a)Confidential Information. The term "Confidential Information" means (i) all client and customer names, addresses, contact information, health care information, employee information, and other relevant information concerning clients and customers of the parties hereto; (ii) all financial information of the parties hereto; (iv) all marketing and sales data and information of the parties hereto; and (v) all trade secrets, skill, methods, techniques, scientific data, test data, computer programs, systems, processes, ideas, designs, devices, concepts, plans, drawings, techniques, intellectual property, and other confidential information of the parties hereto, including without limitation, trade secrets, documentation, methods, techniques, data programs, systems processes, ideas, designs, devices, concepts, plans and drawings which are contained in, constitute or are related to intellectual property, regardless of whether developed by the parties hereto or anyone else, and regardless of whether the information is embodied in written, electronic or any other tangible or recoverable medium of expression and, if so embodied, the form in which it is embodied.

(b)Non-Disclosure. Each party shall hold in confidence, shall not disclose to third parties or make commercial or other use of, for its own benefit or the benefit of anyone else, any Confidential Information received or acquired from the other party, whether received or acquired before or after the date of this Agreement, without prior written permission of the disclosing party. A party may only provide Confidential Information of the other party to its employees on a need-to-know basis and on the condition that those employees are bound by non-disclosure and non-use obligations which are as restrictive as the non-disclosure and non-use restrictions contained in this Section 7. The receiving party shall be responsible for any breach of this Agreement by any of its agents and representatives.

(c)Return of Confidential Information. All Confidential Information (and all copies thereof) disclosed under this Agreement, directly or indirectly, shall remain the exclusive property of the disclosing party and must be returned or destroyed upon the sooner of written request of the disclosing party or upon the termination of this Agreement. Upon written request of the disclosing party, or upon the termination of this Agreement, whichever first occurs, all analyses, compilations, studies and other material based in whole or in part on such material prepared by the receiving party shall be destroyed by the receiving party.

(d)Exceptions. The term "Confidential Information" does not include information that is: (i) now generally known to the public or to use any other information from and after the time it becomes so known, provided that the information does not become known as a result of disclosure by the receiving party or by anyone in privity with the receiving party; (ii) developed and possessed prior to its disclosure in connection with the Services provided under this Agreement; (iii) received lawfully and in good faith from a third party who has no confidentiality obligation to the parties hereto, directly or indirectly, with respect to that information; (iv) developed by the receiving party independently of any disclosures made in connection with the Services provided under this Agreement as evidenced by the receiving party’s written records; (v) or is required to be disclosed pursuant to law, regulation or court order, provided, however, that the party subject to that requirement gives the other party prompt written notice prior to that required disclosure in order to allow the other party to take whatever action it deems necessary to protect its Confidential Information.

(e)Injunction. In view of the nature of the Confidential Information, the receiving party acknowledges that any unauthorized disclosure of the Confidential Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the disclosing party; and therefore, the disclosing party shall be entitled to an injunction or other equitable relief prohibiting the receiving party from any such disclosure, attempted disclosure, violation or threatened violation of this Agreement, and the receiving party further hereby waives, and shall use its best efforts to cause its representatives to waive, any requirement for the securing or posting of any bond or similar form of assurance in connection with that remedy.

(f)Term of Confidential Information. Except as may be expressly set forth to the contrary herein, the parties’ obligations under this Section shall remain in effect for three (3) years following the end of the Term with respect to information which is not a trade secret and shall continue in effect as to information which is a trade secret for as long as that information remains a trade secret (provided, however, that the failure of the information to remain a trade secret does not result from the breach of the Agreement by the receiving party or its agents or representatives).

8. INDEPENDENT CONTRACTOR. Neither of the parties is now, nor shall it be made by this Agreement, an agent or legal representative of the other party for any purpose, and neither party has any right or authority to create any obligation, express or implied, on behalf of the other party, to accept any service of process upon it, or to receive any notices of any kind on its behalf. All activities by each party hereunder shall be carried on by each party as an independent contractor and not as an agent.

9. GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the conflicts of law principles thereof.

10. ENTIRE AGREEMENT. The agreement of the parties, which is comprised of this Agreement and Schedule A hereto, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. If any terms in a purchase order (if applicable) or invoice by either party are not consistent with the terms of this Agreement, the terms of this Agreement shall govern, except as otherwise specifically set forth herein.

11. BINDING EFFECT; SEVERABILITY. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Agreement shall not be assignable, except with the written consent of the other party. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use reasonable efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

12. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

13. AMENDMENT AND WAIVER. The parties may by mutual written agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the Sections contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

14. FURTHER ASSURANCES. From time to time after the Effective Date and without any further consideration, each party hereto covenants to execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment, transfer, confirmation, assumption, etc. and to take any further actions and to execute any further agreements, instruments, certificates, documents or undertakings as shall be necessary or appropriate to give full effect to the intent and purposes of the contribution and assignment provisions in this Agreement.

15. WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHT TO, AND AGREES NOT TO REQUEST, A JURY TRIAL WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT.

IN WITNESS WHEREOF, ATPA and the Company have signed this Administrative Services Agreement as of the day and year first above written.

ASSOCIATED THIRD PARTY ADMINISTRATORS

By:	/s/ Rick Stierwalt
Name: Rick Stierwalt
Title: President

BENEFITS TECHNOLOGIES, LLC

By:	/s/ Leonard Neuhaus
Name: Len Neuhaus
Title: Chairman

Schedule A

Administrative and General Services

1.	ACCOUNTING SERVICES:

•	Bookkeeping and accounting services, including maintenance of the Company’s billing, general ledger, accounts receivable and accounts payable functions, as needed.

2.	PAYROLL SERVICES

•	Processing of payroll and preparation and filing of related tax returns. Payroll to be processed based on employee time information and employee change forms provided by the Company.

3.	INFORMATION TECHNOLOGY / TECHNICAL SUPPORT SERVICES

•	Routine network administration and related hardware maintenance and support.

•	Other typical IT/ Tech Support services

4. HUMAN RESOURCES:

•	Advice and assistance with respect to employee benefits, plan administration, legal compliance and other employee matters.